CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
THERMOGENESIS CORP.

ThermoGenesis Corp., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

     FIRST: The name of the Corporation is THERMOGENESIS CORP.

  SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety:

“The Corporation is authorized to issue two classes of stock, designated Common Stock, $0.001 par value (“Common Stock”) and Preferred Stock, $0.001 par value. The total number of shares of Common Stock that the Corporation shall have authority to issue is Eighty Million (80,000,000) and the total number of Shares of Preferred Stock that the Corporation shall have authority to issue is Two Million (2,000,000). Effective as of 5:00 pm, Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each four (4) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive one (1) whole share of Common Stock, as of the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

THIRD: This Certificate of Amendment to the Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

  IN WITNESS WHEREOF, said Certificate of Amendment to the Restated Certificate of Incorporation has been duly executed by its authorized officer this 9th day of August, 2010.

THERMOGENESIS CORP.
/s/ J. Melville Engle

J. Melville Engle Chief Executive Officer